   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2002

                                                     REGISTRATION NO. 333-69718
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                  ---------------------------------------------
                               Amendment No. 1 to
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                  ---------------------------------------------


                                   ADVANCEPCS
             (Exact Name of Registrant as Specified in Its Charter)


                   DELAWARE                                   75-2493381
        (State or Other Jurisdiction of                    (I.R.S. Employer
         Incorporation or Organization)                  Identification Number)



                    5215 NORTH O'CONNOR BOULEVARD, SUITE 1600
                               IRVING, TEXAS 75039
                                 (469) 420-6000
                          (Address, Including Zip Code,
                         and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                  ---------------------------------------------

                DAVID D. HALBERT                                                   With a copy to:
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER                           J. KENNETH MENGES, JR., P.C.
          5215 NORTH O'CONNOR BOULEVARD                               AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                   SUITE 1600                                              1700 PACIFIC AVENUE, SUITE 4100
               IRVING, TEXAS 75039                                               DALLAS, TEXAS 75201
                 (469) 420-6000                                                    (214) 969-2800

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                      ------------------------------------

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
        PUBLIC: AS SOON AS PRACTICABLE ON OR AFTER THE EFFECTIVE DATE OF
                          THIS REGISTRATION STATEMENT.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION DATED JANUARY 10, 2002



PROSPECTUS


                                1,131,448 SHARES



                                   ADVANCEPCS


                              CLASS A COMMON STOCK



                      ------------------------------------




     This prospectus relates to an aggregate of 1,131,448 shares of our Class A common stock, par value $0.01 per share, which may be offered from time to time by the selling stockholders listed in this prospectus.

     Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ADVP." On January 7, 2002, the last sale price of the shares as reported on the Nasdaq National Market was $29.75 per share.

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES CERTAIN RISKS. THEREFORE, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 2 OF THIS PROSPECTUS.



                      ------------------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                The date of this prospectus is              , 2002

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----

EXPLANATORY NOTE.............................................................1

ADVANCEPCS...................................................................1

RISK FACTORS.................................................................2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................13

ABOUT THIS PROSPECTUS.......................................................13

USE OF PROCEEDS.............................................................13

SELLING STOCKHOLDERS........................................................14

PLAN OF DISTRIBUTION........................................................15

DESCRIPTION OF CAPITAL STOCK................................................16

LEGAL MATTERS...............................................................16

EXPERTS.....................................................................16

WHERE YOU CAN FIND MORE INFORMATION.........................................16

                                EXPLANATORY NOTE

     On October 1, 2001, we announced a two-for-one stock split, effected in the form of a stock dividend of our common stock. The record date was October 23, 2001 and the date of payment was November 2, 2001. Financial information and stock prices contained throughout this prospectus have been adjusted to reflect the impact of the stock split.


                                   ADVANCEPCS

     We are a leading provider of health improvement services in the United States. As the largest pharmacy benefit management company, or PBM, based on number of lives covered, we currently serve more than 75 million health plan members and manage more than $21 billion in annual prescription drug spending on behalf of our health plan sponsors. In addition, we offer a wide range of other health improvement products and services, such as prescription discount cards for the uninsured, web-based programs, disease management, clinical trials and outcomes studies. Our mission is to improve the quality of care delivered to health plan members while helping health plan sponsors reduce overall costs.

     We generate revenues by providing our health improvement services to two primary customer groups: health plan sponsors and pharmaceutical manufacturers. We serve a broad range of health plan sponsors, including BlueCross BlueShield plans and other managed care organizations, employer groups, third-party administrators of health plans, insurance companies, government agencies and labor union-based trusts. We work closely with pharmaceutical manufacturers to negotiate lower drug costs for our health plan sponsors. We also provide pharmaceutical manufacturers clinical trial, research and information management services.


     Effective August 1, 2001, AdvancePCS completed the acquisition of the equity of Dresing-Lierman, Inc., an Ohio corporation, and its wholly-owned subsidiary, TheraCom, Inc., an Ohio corporation, or TheraCom. The acquisition was accounted for as a purchase. The aggregate purchase price paid by AdvancePCS was 1,258,192 shares of Class A common stock and an additional 384,006 shares of Class A common stock were placed in escrow. In addition, AdvancePCS paid approximately $10.6 million to eliminate TheraCom's debt facilities. Subsequently, certain selling stockholders transferred 510,750 shares of Class A common stock in private transactions. Therefore, this registration statement pertains to 1,131,448 shares of Class A common stock of AdvancePCS.


     We are incorporated under the laws of the State of Delaware. Our principal executive office is located at 5215 North O'Connor Boulevard, Suite 1600, Irving, Texas 75039. Our telephone number is (469) 420-6000 and our web site can be found at http://www.AdvancePCSrx.com.

                                  RISK FACTORS


     You should carefully consider the following risks before purchasing our Class A common stock. If any of the following risks, or the risks described in risk factors incorporated by reference in this prospectus, actually occur, our business, profitability or growth prospects could be materially adversely affected, the trading price of our Class A common stock could decline and you may lose all or a part of your investment. Before making your investment decision, you should also read and carefully consider all of the information included in this prospectus, any prospectus supplement and the documents incorporated herein by reference.



RISKS RELATED TO AN INVESTMENT IN OUR CLASS A COMMON STOCK


IF OUR QUARTERLY REVENUES AND OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, THE PRICE OF OUR CLASS A COMMON STOCK MAY BE VOLATILE.

     Our revenues and operating results may in the future vary significantly from quarter to quarter. If our quarterly results fluctuate, it may cause our stock price to be volatile. We believe that a number of factors could cause these fluctuations, including:

     o    the size and timing of our contract signings;

     o the expiration or termination of our contracts with significant customers;

     o changes in our revenues or timings of cash flows due to our entry into different types of customer contracts;

     o changes in industry practices by pharmaceutical manufacturers and retail pharmacies;

     o changes in the number of covered individuals in our customers' health plans;

     o    costs associated with implementation of additional web-based services;

     o    the timing of our new service and program announcements;

     o    market acceptance of our new services and programs;

     o changes in our pricing policies or in our competitors' pricing policies;

     o the introduction by competitors of new services that make ours obsolete or less valuable;

     o changes in our operating expenses and our investment in infrastructure;

     o    changes in government regulations;

     o changes in the economy relating to the recent terrorist attacks on the United States and the impact such attacks may have on the stock market;

     o    personnel changes; and

     o    conditions in the health care industry and the economy in general.

     It can take a year or more to sell our services to a new customer. Our long sales cycle adds to the unpredictability of our revenues, which could increase the volatility in the price of our Class A common stock. Our sales cycle varies substantially from customer to customer because of a number of factors over which we have little or no control. These factors include:

     o    our customers' financial objectives or constraints;

     o    the timing of contract bids and renewals;

     o    changes in our customers' budgetary or purchasing priorities; and

     o    potential downturns in general economic conditions.

     Because of the factors listed above, we believe that our quarterly revenues, expenses and operating results may vary significantly in the future and that period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our Class A common stock may decline significantly.

IF THE PRICE OF OUR CLASS A COMMON STOCK CONTINUES TO FLUCTUATE SIGNIFICANTLY, YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT.


     In the past 12 months, the price of our Class A common stock has ranged from a low of $14.50 to a high of $40.15, and has fluctuated as much as $6.19 in five trading days. The price of our Class A common stock is subject to sudden and material increases and decreases, and decreases could adversely affect investments in our Class A common stock. The price of our Class A common stock could fluctuate widely in response to:


     o    our quarterly operating results;

     o    changes in earnings estimates by securities analysts;

     o    changes in our business;

     o    changes in the market's perception of our business;

     o changes in the businesses, earnings estimates or market perceptions of our competitors;

     o    changes in general market or economic conditions; and

     o    changes in the legislative or regulatory environment.

     In addition, the stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes often appear to occur without regard to specific operating performance. The price of our Class A common stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.

FUTURE SALES OF OUR CLASS A COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of our Class A common stock in the public market after the registration of these shares, or the perception that these sales may occur, could cause the market price of our Class A common stock to decline. The sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock. In addition, we intend to submit for approval to our stockholders at our annual stockholder meeting a proposal to, among other things, increase our authorized shares of Class A common stock. If approved by the stockholders, the increased number of authorized shares would give AdvancePCS greater flexibility in considering potential future actions involving the issuance of capital stock for business and financial purposes.


     As of November 30, 2001, we had 79,236,680 shares of Class A common stock outstanding. Of these shares, all shares sold pursuant to this registration statement, other than shares, if any, purchased by our affiliates, will be freely tradable. The number of shares of Class A common stock outstanding does not include:



     o 12,913,334 shares of Class A common stock reserved for issuance upon conversion of 12,913,334 shares of Class B-1 common stock, owned by Joseph Littlejohn & Levy Fund III, L.P., or JLL;






     o 200 shares of Class A common stock reserved for issuance upon conversion of 200 shares of Class B-2 common stock owned by Rite Aid Corporation, or Rite Aid;

     o 15,057,300 shares of Class A common stock issuable upon exercise of options outstanding as of November 30, 2001 at a weighted average exercise price of $10.69 per share, of which 5,284,808 are fully vested at a weighted average exercise price of $6.39 per share;

     o 1,159,432 shares of Class A common stock issuable upon exercise of warrants outstanding as of November 30, 2001 at a weighted average exercise price of $10.88 per share; and

     o 100,000 shares of Class A common stock reserved as of November 30, 2001 for issuance under our equity-based compensation plans.

     Although not currently outstanding, these shares may be issued and become eligible for sale in the public market from time to time.

     In addition, JLL and Rite Aid have "demand" registration rights and "piggyback" registration rights in connection with future offerings of our Class A common stock. The demand rights enable the holders to demand that their shares be registered and may require us to file a registration statement under the Securities Act of 1933 at our expense. The piggyback rights require us to provide notice to those stockholders if we propose to register any of our securities under the Securities Act of 1933 and to allow such holders to include their shares in our registration statement.

OUR CERTIFICATE OF INCORPORATION CONTAINS PROVISIONS THAT COULD DISCOURAGE A TAKEOVER YOU MAY CONSIDER FAVORABLE OR THE REMOVAL OF OUR MANAGEMENT.

     Some provisions of our second amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that you may consider favorable or the removal of our current management. These provisions include:

o a board that is divided into five classes, which are elected to serve staggered three-year terms;

o requirements that our Class A directors be officers or employees of AdvancePCS or its subsidiaries and our Class C directors be independent directors;

o    limitations on the size of our board of directors to 11 directors; and

o prior approval from our outstanding Class B common stock before we can engage in various transactions including a merger or consolidation of AdvancePCS (other than a merger or consolidation in which the voting stock of AdvancePCS prior to the merger or consolidation continues to represent more than 50% of the voting power after the merger or consolidation), a transfer of all or substantially all of the property or assets of AdvancePCS and a transaction through which a change of control is effected.

     Our second amended and restated certificate of incorporation authorizes the issuance of preferred stock without stockholder approval. Our board of directors has the power to determine the price and terms of any preferred stock. The ability of our board of directors to issue one or more series of preferred stock without stockholder approval could deter or delay unsolicited changes of control by discouraging open market purchases of our Class A common stock or a non-negotiated tender or exchange offer for our Class A common stock. Discouraging open market purchases may be disadvantageous to our stockholders who may otherwise desire to participate in a transaction in which they would receive a premium for their shares.

RISKS RELATED TO OUR BUSINESS

WE HAVE SUBSTANTIAL DEBT OBLIGATIONS THAT COULD RESTRICT OUR OPERATIONS.

     We have substantial indebtedness. As of September 30, 2001, our outstanding debt was approximately $505 million and our ratio of debt to total stockholders' equity was approximately 0.64 to 1.

     Our substantial indebtedness could have adverse consequences, including:

o    increasing our vulnerability to adverse economic and industry conditions;

o limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

o    limiting our ability to borrow additional funds.

     Our debt service requirements will require the use of a substantial portion of our operating cash flow to pay interest on our debt instead of other corporate purposes. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. We cannot assure you that our cash flow and capital resources will be sufficient for payment of interest on and principal of our debt in the future, or that any such alternative measures would be successful or would permit us to meet scheduled debt service obligations. Any failure to meet our debt obligations could harm our business, profitability and growth prospects.

ANY FAILURE TO MEET OUR DEBT OBLIGATIONS COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Although we have not defaulted on, or failed to meet, any of our debt obligations, we cannot assure you that our cash flow and capital resources will be sufficient for payment of interest on and principal of our debt in the future or that any such alternative measures would be successful or would permit us to meet scheduled debt service obligations.

RESTRICTIVE FINANCING COVENANTS LIMIT THE DISCRETION OF OUR MANAGEMENT.

     Our credit facility and certain agreements governing our debt contain a number of covenants that limit the discretion of our management with respect to certain business matters. Our credit facility covenants, among other things, restrict our ability to:

o    incur additional indebtedness;

o    issue preferred stock;

o    declare or pay dividends and other distributions;

o    create liens;

o    make capital expenditures;

o    make certain investments or acquisitions;

o    enter into mergers or consolidations;

o    make sales of assets; and

o    engage in certain transactions with affiliates.

     The indenture for our Senior Notes contains similar restrictive covenants. In addition, under our credit facility, we are required to satisfy a minimum fixed charge coverage ratio, a maximum total leverage ratio and a minimum interest coverage ratio. A breach of any agreements governing our debt would permit the acceleration of the related debt, which could harm our business, profitability and growth prospects. These restrictions may place us at a disadvantage compared to our competitors that have fewer restrictive covenants and are not required to operate under such restrictions.

COMPETITION IN OUR INDUSTRY IS INTENSE AND COULD REDUCE OR ELIMINATE OUR PROFITABILITY.

     The PBM industry is very competitive. If we do not compete effectively, our business, profitability and growth prospects could suffer. Our competitors include profitable and well-established companies that have significant financial, marketing and other resources. Some of our competitors in the PBM business are owned by profitable and well-established pharmaceutical manufacturers or national retail pharmacy chains, which may give them purchasing power and other advantages over us by virtue of their ownership structure, and enable them to succeed in taking away some of our customers.

     Competitive pressures have historically contributed to a decrease in our margins. Our margins were 5.4% in the year ended March 31, 1999, 4.1% in the year ended March 31, 2000 and 3.3% in the year ended March 31, 2001. For the three months ended September 30, 2001, our margin was 3.4%. Although our margins have recently improved, there can be no assurance that our margins will continue to improve in the future. Our gross margins may continue to decline as we attract and renew larger customers who typically have greater bargaining power than smaller customers and may require us to sell our services at decreased prices. We cannot be sure that we will continue to remain competitive, nor can we be sure that we will be able to successfully market our PBM services to customers at our current levels of profitability.

IF WE LOSE KEY HEALTH PLAN SPONSORS, OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS COULD SUFFER.

     We depend on a limited number of large health plan sponsors for a significant portion of our consolidated revenues. Five customers generated approximately 39% of the claims we processed in fiscal year 2001 and approximately 36% on a pro forma basis giving effect to our acquisition of PCS. During this period, Foundation Health Systems, Inc., now known as Health Net, generated approximately 12% of the claims we processed and approximately 8% on a pro forma basis. Our business, profitability and growth prospects could suffer if we were to lose one or more of our significant health plan sponsors.

     Our contracts with health plan sponsors typically provide for multi-year terms, with automatic 12-month renewals unless either party terminates the contract by giving written notice before the automatic renewal date. Most of these contracts are also terminable by either party without cause with 30 to 180 days' notice. Many of our health plan sponsors put their contracts out for competitive bidding prior to expiration. We could lose health plan sponsors if they cancel their agreements with us, if we fail to win a competitive bid at the time of contract renewal, if the financial condition of any of our health plan sponsors deteriorates or if our health plan sponsors are acquired by, or acquire, companies with which we do not have contracts. Over the past several years, insurance companies, health maintenance organizations, or HMOs, and managed care companies have experienced significant consolidation. Our health plan sponsors have been, and may continue to be, subject to consolidation pressures.

IF WE LOSE RELATIONSHIPS WITH ONE OR MORE KEY PHARMACEUTICAL MANUFACTURERS OR IF THE PAYMENTS WE RECEIVE FROM PHARMACEUTICAL MANUFACTURERS DECLINE, OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS COULD SUFFER.

     We have contractual relationships with numerous pharmaceutical manufacturers that pay us rebate payments on behalf of our health plan sponsors based on use of selected drugs by their health plan members, as well as fees for other programs and services. We believe our business, profitability and growth prospects could suffer if:

o    we lose relationships with one or more key pharmaceutical manufacturers;

o rebates decline due to the failure of our health plan sponsors to meet market share or other thresholds;

o legal restrictions are imposed on the ability of pharmaceutical manufacturers to offer formulary rebates or purchase our programs or services; or

o pharmaceutical manufacturers choose not to offer formulary rebates or purchase our programs or services.

     Over the next few years, as patents expire covering many brand name drugs that currently have substantial market share, generic products will be introduced that may substantially reduce the market share of the brand name drugs. Historically, manufacturers of generic drugs have not offered formulary rebates on their drugs. If the use of newly-approved, brand name drugs added to formularies, which are the lists of preferred prescription drugs covered by a health plan, does not offset any decline in use of brand name drugs whose patents expire, our pricing could be altered.

IF WE LOSE PHARMACY NETWORK AFFILIATIONS, OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS COULD SUFFER.

     Our contracts with retail pharmacies, which are non-exclusive, are generally terminable by either party on short notice. If one or more of the top pharmacy chains elects to terminate its relationship with us or if we are only able to continue our relationship on terms less favorable to us, our members' access to retail pharmacies and our business could suffer. In addition, some large retail pharmacy chains either own or have strategic alliances with PBMs or could attempt to acquire or enter into these kinds of relationships with PBMs in the future. Ownership of, or alliances with, PBMs by retail pharmacy chains could have material adverse effects on our relationships with these retail pharmacy chains and on our business, profitability and growth prospects.

FAILURE TO CONTINUE TO DEVELOP OR ACQUIRE NEW PRODUCTS, SERVICES AND TECHNOLOGIES COULD ADVERSELY AFFECT OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS.

     We and our competitors continually develop new products and services to assist our customers in managing their pharmacy benefit. If we are unsuccessful in continuing to develop innovative products and services, our ability to attract new customers and retain existing customers may suffer. If our product development strategies are not successful, our business, profitability and growth prospects could suffer. Historically, we have experienced expense increases when developing new products. We anticipate that we will need to expend significant resources to develop or acquire new products and services in the future, which may adversely impact our profitability.

IF WE ARE UNABLE TO MANAGE POTENTIAL PROBLEMS AND RISKS RELATED TO ACQUISITIONS AND ALLIANCES, OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS COULD SUFFER.

     Part of our growth strategy includes acquisitions and alliances involving complementary products, services, technologies and businesses. On October 2, 2000, we acquired PCS, which dramatically increased the size of our company. If we are unable to overcome the potential problems and inherent risks related to such acquisitions and alliances, our business, profitability and growth prospects could suffer. Our ability to continue to expand successfully through acquisitions and alliances depends on many factors, including our ability to identify acquisition or alliance prospects and negotiate and close transactions. Even if we complete future acquisitions or alliances:

o we could fail to successfully integrate the operations, services and products of any acquired company;

o we could fail to select the best alliance partners or fail to effectively plan and manage any alliance strategy;

o    our management's attention could be diverted from other business concerns;
     and

o    we could lose key employees of the acquired company.

Many companies compete for acquisition and alliance opportunities in the PBM industry. Some of our competitors are companies that have significantly greater financial and management resources than we do. This may reduce the likelihood that we will be successful in completing acquisitions and alliances necessary to the future success of our business.

IF OUR BUSINESS CONTINUES TO GROW RAPIDLY AND WE ARE UNABLE TO MANAGE THIS GROWTH, OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS COULD SUFFER.

     Our business has grown rapidly in the last six years due to our acquisitions, with total revenues increasing from approximately $64.4 million in fiscal year 1995 to $7.0 billion in fiscal year 2001. In October 2000, we acquired PCS Holding Corporation, which dramatically increased our size. In the three months ended September 30, 2001, which includes the results of operations of PCS, we generated $3.2 billion in total revenues. If we continue to grow rapidly, we will need to hire additional senior and line management, increase our investment in employee recruitment, training and retention, and expand our information processing and financing control systems. Our future operating results will depend in part on the ability of our officers and other key employees to continue to recruit, train, retain and effectively manage our employees as well as to improve our operations, customer support and financial control systems. Our future growth will also depend on our ability to access capital. If we are unable to finance continued growth, manage future expansion successfully or hire and retain the personnel needed to manage our business successfully, then our business, profitability and growth prospects could suffer.

IF WE LOSE KEY EMPLOYEES ON WHOM WE DEPEND, IN PARTICULAR OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, DAVID D. HALBERT, OUR BUSINESS COULD SUFFER.

     We believe that our continued success will depend to a significant extent upon retaining the services of our senior management. Our business could be materially and adversely affected if we lose the services of Mr. David D. Halbert, our chairman of the board and chief executive officer, or other persons in senior management because we would lose the strategic direction and experience that these officers contribute, as well as the benefits of their relationships with customers, pharmaceutical manufacturers and stockholders. Except as limited by their employment agreements, any of our senior management could seek other employment at any time. We do not currently have "key-person" life insurance policies on any of our employees. If we cannot recruit, train, retain and effectively manage key employees, our business, profitability and growth prospects could suffer.

IF WE BECOME SUBJECT TO LIABILITY CLAIMS THAT ARE NOT COVERED BY OUR INSURANCE POLICIES, WE MAY BE LIABLE FOR DAMAGES AND OTHER EXPENSES THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS.

     A successful product or professional liability claim in excess of our insurance coverage where we are required to pay damages, incur defense costs or face negative publicity, could have a material adverse effect on our liquidity, our reputation in the industry and our ability to attract and retain clients. While we intend to maintain professional and general liability insurance coverage at all times, we cannot assure you that we will be able to maintain insurance in the future, that insurance will be available on acceptable terms or that insurance will be adequate to cover any or all potential product or professional liability claims.

     Various aspects of our business may subject us to litigation and liability for damages. For example, our clinical trials services involve the risk of liability for personal injury from unforeseen adverse side effects or improper administration of a new drug. Other aspects of our business that may subject us to liability include:

o    the dispensing of pharmaceutical products;

o    the performance of PBM services and health improvement services; and

o    the operation of our call centers and web sites.

NEW INVESTORS OWN A SIGNIFICANT AMOUNT OF OUR STOCK, GIVING THEM INFLUENCE OVER CORPORATE TRANSACTIONS AND OTHER MATTERS.

     As a result of our acquisition of PCS, JLL, certain other investors and Rite Aid received Series A preferred stock that they subsequently converted into Class B common stock. The Class B common stock is convertible into our Class A common stock on a one-for-one basis. Rite Aid sold substantially all of its shares of Class A common stock pursuant to our secondary public offering that was completed in March 2001. Assuming the conversion of all of the remaining outstanding Class B common stock into Class A common stock, JLL would beneficially own 14.2% of our Class A common stock. Accordingly, JLL may be able to substantially influence the outcome of stockholder votes and otherwise have influence over our business. In addition, JLL and Rite Aid under our second amended and restated certificate of incorporation have the right to designate four of our 11 directors, and we cannot take certain actions without their consent. The interests of these investors may differ from interests of other stockholders.

RISKS RELATED TO OUR INDUSTRY

PRIOR TO OUR ACQUISITION OF PCS, PCS RECEIVED A SUBPOENA FROM THE DEPARTMENT OF HEALTH AND HUMAN SERVICES OFFICE OF INSPECTOR GENERAL IN CONNECTION WITH AN INDUSTRY-WIDE INVESTIGATION, AND ALTHOUGH THERE HAS BEEN NO ALLEGATION OF WRONGDOING ON OUR PART, WE COULD BE SUBJECT TO SCRUTINY, INVESTIGATION OR CHALLENGE UNDER FEDERAL OR STATE ANTI-KICKBACK OR OTHER LAWS, WHICH COULD CAUSE OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS TO SUFFER.

     Federal anti-kickback laws generally prohibit the receipt or solicitation of payment in return for purchasing or ordering, or arranging for or recommending the purchasing or ordering of, items and services reimbursable by federal health care programs. Some states have similar laws that apply across all payors. To date, these laws have not been applied to prohibit the types of business arrangements we have with pharmaceutical manufacturers, health plan sponsors or retail pharmacies. However, courts and enforcement authorities that administer the anti-kickback laws have historically interpreted these laws broadly.

     In November 1999, PCS received a subpoena by the Department of Health and Human Services Office of Inspector General, or OIG, requesting PCS to produce certain documents about its programs and how they operate in connection with an industry-wide investigation. The investigation was instigated and is being pursued by the United States Attorney's Office for the Eastern District of Pennsylvania, which indicated an intention to review PBMs' programs in light of anti-kickback and other laws and regulations. Specifically, the focus of this investigation appears to be PBMs' relationships with pharmaceutical manufacturers and retail pharmacies and PBMs' programs relating to drug formulary compliance, including rebate and other payments made by pharmaceutical manufacturers to PBMs and payments made by PBMs to retail pharmacies or others. AdvancePCS has turned over documents in response to the subpoenas. The United States Attorney's Office has also contacted some of the pharmaceutical manufacturers with which we have agreements, and has asked these manufacturers to provide copies of documents relating to their agreements with us. There has been no allegation of any wrongdoing on our part. At this time, we are unable to predict whether the government will commence any action challenging any of our programs and practices. We believe that our programs, and those of PCS prior to the acquisition, are in compliance with the requirements imposed by anti-kickback laws and other applicable laws and regulations. Nevertheless, we could be subject to scrutiny, investigation or challenge under these laws and regulations as a result of the OIG investigation or otherwise. Such scrutiny, investigation or challenge could alter our business practices related to formulary products and services and our relationships with pharmaceutical manufacturers, which could reduce our profitability and growth prospects.

IF LEGISLATIVE OR REGULATORY INITIATIVES RESTRICT OUR ABILITY TO USE PATIENT IDENTIFIABLE MEDICAL INFORMATION, OUR CLINICAL PROGRAMS AND OUR BUSINESS GROWTH STRATEGY BASED ON THESE SERVICES COULD SUFFER.

     Through our health improvement programs, we help our health plan sponsor customers identify individuals who will most benefit from the programs. Governmental restrictions on the use of patient identifiable information may adversely affect our ability to conduct health improvement programs and medical outcome studies and could adversely affect our growth strategy based on these programs. Federal and state legislation has been proposed, and some state laws have been enacted, to restrict the use and disclosure of patient identifiable medical information. Legislation could be enacted in the future that severely restricts or prohibits our use of patient identifiable information, which could harm our business, profitability and growth prospects.

     In December 2000, the Department of Health and Human Services, or HHS, issued final regulations regarding the privacy of individually-identifiable health information pursuant to the Health Insurance Portability and Accountability Act of 1996, or HIPAA. This final rule on privacy applies to both electronic and paper records and imposes extensive requirements on the way in which health care providers, health plan sponsors and their business associates use and disclose protected information. The final rule gives patients significant rights to understand and control how their protected health information is used and disclosed. Direct providers, such as pharmacies, are required to obtain patient consents for treatment, payment and health care operations. For all uses or disclosures of protected information that do not involve treatment, payment or health care operations, the rule requires that all covered entities obtain a valid patient authorization. In most cases, use or disclosure of protected health information must be limited to the minimum amount necessary to achieve the purpose of the use or disclosure. Organizations subject to the rule will have approximately two years to comply with its provisions. In addition, HHS has proposed, but not yet finalized, regulations pursuant to HIPAA that govern the security of individually identifiable health information. Sanctions for failing to comply with standards issued pursuant to HIPAA include criminal penalties and civil sanctions. Due to the complex and controversial nature of the privacy regulations, they may be subject to court challenge, as well as further legislative and regulatory actions that could alter their effect. We cannot at this time predict with specificity what impact the adopted final rule on the privacy of individually identifiable health information, or the proposed rule on security of individually-identifiable health information may have on us. However, they will likely increase our burden of regulatory compliance with respect to our health improvement programs and other information-based products, and may reduce the amount of information we may use if patients do not consent to such use. There can be no assurance that the restrictions and duties imposed by the recently adopted final rule on the privacy of individually-identifiable health information, or the proposed rule on security of individually-identifiable health information, will not materially impact our ability to offer new and existing products and services, such as certain health improvement programs and other clinical programs to our clients, thereby reducing our profitability and growth prospects.

     Even without new legislation and beyond the final federal regulations, individual health plan sponsor customers could prohibit us from including their patients' medical information in our various databases of medical data. They could also prohibit us from offering services that involve the compilation of such information.

IF WE ARE EVER DEEMED TO BE A FIDUCIARY OF A HEALTH BENEFIT PLAN GOVERNED BY ERISA, WE COULD BE SUBJECT TO CLAIMS FOR BENEFIT DENIALS.

     We have agreements to provide PBM services to a number of self-funded corporate health plans. These plans are subject to the Employee Retirement Income Security Act of 1974, or ERISA, which regulates employee pension and health benefit plans. We believe that our activities are sufficiently limited that we do not assume any of the plan fiduciary responsibilities that would subject us to regulation under ERISA. Our agreements with our self-funded corporate plan customers state that we are not the fiduciary of the plan. However, the U.S. Department of Labor, which is the agency that enforces ERISA, could assert that the fiduciary obligations imposed by the statute apply to certain aspects of our operations. If we were deemed to be a fiduciary, we could potentially be subject to claims relating to benefit denials. In addition, we could also be subject to claims for breaching fiduciary duties in connection with the services we provide to the plan.

     In March 1998, Mulder v. PCS Health Systems, Inc. was filed as an alleged class action lawsuit in the United States District Court for the District of New Jersey. The plaintiff alleges that we are an ERISA fiduciary and that we have breached our fiduciary obligations under ERISA in connection with our development and implementation of formularies, preferred drug listings and intervention programs. The plaintiff is seeking injunctive relief and monetary damages in an unspecified amount. The class of plaintiffs has not yet been certified, and we intend to oppose such certification. We have denied all allegations of wrongdoing and are vigorously defending this lawsuit. Although the ultimate outcome is uncertain, an adverse determination could potentially cause us to change our business practices with respect to formularies, preferred drug listings and intervention programs, potentially reducing our profitability and growth prospects.

     ERISA also prohibits a "party in interest" to a plan from engaging in certain types of transactions with the plan, including purchases, sales and loans. Violations are subject to civil and criminal liability. By providing services to these plans, we are subject to the restrictions on a party in interest. We believe that we are in compliance with these provisions of ERISA. However, there is no guarantee that the government would not challenge our practices.

IF THERE ARE CHANGES IN FEDERAL OR STATE FINANCING AND REGULATION OF THE HEALTH CARE INDUSTRY, OUR CUSTOMERS MAY DELAY OR REDUCE THE PURCHASE OF OUR SERVICES.

     During the past several years, the United States health care industry has been subject to an increase in governmental regulation, on both the federal and state level. We cannot predict what effect, if any, these proposals might have on our business, profitability and growth prospects. Congress is expected to consider proposals to change Medicare drug coverage and reimbursement policies, and many states are considering proposals to provide or expand drug assistance programs. Some states have begun to seek supplemental Medicaid rebates from drug manufacturers, beyond those required by the federal Medicaid statute. Both Congress and the states are expected to consider legislation to increase governmental regulation of managed care plans. Some of these initiatives would, among other things, require that health plan members have greater access to drugs not included on a plan's formulary and give health plan members the right to sue their health plans for malpractice when they have been denied care. The scope of the managed care reform proposals under consideration by Congress and state legislatures and enacted by states to date vary greatly, and the extent to which future legislation may be enacted is uncertain. However, these initiatives could greatly impact the managed care and pharmaceutical industries and, therefore, could have a material adverse impact on our business, profitability and growth prospects.

     In addition, several legislative proposals are under consideration in Congress to provide Medicare recipients with outpatient drug benefits through the use of PBMs. While we believe that a Medicare prescription drug benefit could provide us with new business opportunities, the structure of such a program could have a material adverse impact on our business, profitability and growth prospects.

     Several states, including California, New Jersey and New York, have introduced legislation that would directly regulate PBMs, but to our knowledge, no state has passed such legislation. Several regulatory and quasi-regulatory bodies, such as the National Association of Insurance Commissioners, the National Association of Boards of Pharmacy and the National Committee on Quality Assurance, are also considering proposals to regulate PBMs and proposals to increase the regulation of certain PBM activities, such as formulary and utilization management, and downstream risk assumption. While the outcome of these initiatives is uncertain, any resulting legislation could materially harm our business, both directly as a PBM, and indirectly through the impact on the pharmacy benefit services we are able to deliver on behalf of our health plan sponsors.

     There is great attention being paid to the pricing of prescription drug products and how they are reimbursed by government programs. One pharmaceutical manufacturer has settled a lawsuit with the federal government asserting that it inappropriately calculated drug prices for Federal health care programs, and agreed to provide a new calculation formula. Changes have been put forward that would alter the calculation of drug prices for Federal programs and likely reduce expenditures. These proposals may increase governmental involvement in health care and health benefit management services and otherwise change the way our customers do business. Health care organizations may react to these proposals and the uncertainty surrounding them by cutting back or delaying the purchase of our health benefit management services, and manufacturers may react by reducing rebates or reducing supplies of certain products, which would materially harm our business, profitability and growth prospects.

IF GOVERNMENT LAWS OR REGULATIONS RELATING TO THE FINANCIAL RELATIONSHIPS BETWEEN PBMS AND PHARMACEUTICAL MANUFACTURERS ARE INTERPRETED AND ENFORCED IN A MANNER ADVERSE TO OUR PBM AND HEALTH IMPROVEMENT PROGRAMS, WE MAY BE SUBJECT TO ENFORCEMENT ACTIONS AND OUR BUSINESS OPERATIONS COULD BE MATERIALLY LIMITED.

     In January 1998, the United States Food and Drug Administration, or FDA, issued a Draft Guidance for Industry regarding the regulation of activities of PBMs that are directly or indirectly controlled by pharmaceutical manufacturers. To date, the FDA has not taken any further action. Although it appears that the FDA has changed its position regarding regulation of communications by PBMs, there is no assurance that it will not re-examine the issue and seek to assert the authority to regulate the communications of such PBMs.

IF GOVERNMENT LAWS OR REGULATIONS ARE ENACTED, INTERPRETED OR ENFORCED IN A MANNER ADVERSE TO OUR CLINICAL RESEARCH PROGRAMS, WE MAY BE SUBJECT TO ADMINISTRATIVE ENFORCEMENT ACTIONS, AS WELL AS CIVIL AND CRIMINAL LIABILITY.

     We assist pharmaceutical manufacturers in conducting clinical trials for new drugs, or new uses for existing drugs. The conduct of clinical trials is regulated by the FDA under the authority of the Federal Food, Drug and Cosmetic Act and the related regulations. Oversight of clinical trials has received increasing scrutiny in recent years. If government laws or regulations are interpreted and enforced in a manner adverse to our clinical research programs, we may be subject to administrative enforcement actions, as well as civil and criminal liability. In general, the sponsor of the drug product that is being studied, or the manufacturer that will have the right to market the drug product if it is approved by the FDA, has the responsibility to comply with the laws and regulations that apply to the conduct of the clinical trials. However, in providing services related to the conduct of clinical trials, we may assume some or all of the sponsor's or clinical investigator's obligations related to the study of the drug. In October 1998, the FDA announced that the agency would give Institutional Review Boards, which are independent bodies that oversee the conduct of clinical investigations, increased access to information pointing to violative or potentially violative conduct on the part of clinical investigators, for example the physicians who conduct the clinical trials.

     Because the interpretation and enforcement of these laws and regulations relating to the conduct of clinical trials is uncertain, the FDA may consider our compliance efforts to be inadequate and initiate administrative enforcement actions against us. If we fail to successfully defend against an administrative enforcement action, it could result in an administrative order suspending, restricting or eliminating our ability to participate in the clinical trial process, which would materially limit our business operations. Moreover, some violations of the Federal Food, Drug and Cosmetic Act are punishable by civil and criminal penalties against both the violating company and responsible individuals. If warranted by the facts, we and our employees involved in the trials could face civil and criminal penalties, which include fines and imprisonment.

     As a consequence of the severe penalties we and our employees potentially could face, we must devote significant operational and managerial resources to comply with these laws and regulations. Although we believe that we substantially comply with all existing statutes and regulations material to the operation of our business, regulatory authorities may disagree and initiate enforcement or other actions against us. In addition, we cannot predict the impact of future legislation and regulatory changes on our business or assure you that we will be able to obtain or maintain the regulatory approvals required to operate our business.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "thinks," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, among other things, those matters discussed under the caption "Risk Factors," as well as the following:

     o    general economic and business conditions;

     o    demographic changes;

     o new or existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

     o legislative proposals that impact our industry or the way we do business;

     o    changes in Medicare and Medicaid payment levels;

     o    liability and other claims asserted against us;

     o    integration of PCS Holding Corporation and realization of synergies;

     o    competition; and

     o    our ability to attract and retain qualified personnel.


     Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Except as required by law, we are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.


                              ABOUT THIS PROSPECTUS


     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf registration" process. Under this shelf process, the selling stockholders, or their pledgees, donees, transferees or other successors-in-interest may, from time to time, sell our Class A common stock described in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of Class A common stock offered hereby. We will bear all expenses incident to the registration of the shares under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on any shares and any commissions and discounts payable to underwriters, agents or dealers will be paid by the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each selling stockholder, the number of shares and percentage of our Class A common stock beneficially owned by each selling stockholder immediately prior to the registration, the number of shares registered and the number of shares and percentage of our Class A common stock to be beneficially owned by each selling stockholder assuming all shares covered by this registration statement are sold. However, because a selling stockholder may offer all or a portion of the shares covered by this prospectus at any time and from time to time hereafter, the exact number of shares that a selling stockholder may hold at any time hereafter cannot be determined at this time. The last two columns of this table assume that all shares covered by this prospectus will be sold by a selling stockholder and that no additional shares of our Class A common stock are held as of the date hereof or subsequently bought or sold by a selling stockholder. Pursuant to the rules of the Securities and Exchange Commission, in calculating percentage ownership, shares issuable upon exercise of options or warrants or conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person.



                                                      BENEFICIAL OWNERSHIP       SHARES
                                                          PRIOR TO THE         COVERED BY    BENEFICIAL OWNERSHIP AFTER
                                                          REGISTRATION            THIS           THE SHARES ARE SOLD
                                                     -----------------------  REGISTRATION   ----------------------------
                       NAME(1)                         NUMBER     PERCENT(2)    STATEMENT      NUMBER         PERCENT(2)
                       -------                       ---------   -----------  ------------   ----------       ----------
Robert K. Dresing(3).............................      471,318         *%          471,318           --               --
Mark D. Hansan(4)................................      208,524         *           208,524           --               --
Terry Lierman(5).................................       98,402         *            98,402           --               --
Robert K. Dresing 2000
   Irrevocable Trust Agreement(3)................      150,026         *           150,026           --               --
Mark D. Hansan 2000
   Irrevocable Trust Agreement No. 1(4)..........       38,978         *            38,978           --               --
Daniel Desmarias(6)..............................        8,208         *             8,208           --               --
Nancy Pilcher(6).................................       24,630         *            24,630           --               --
Daniel Bailey(6).................................       32,842         *            32,842           --               --
William Lambros(6)...............................       32,842         *            32,842           --               --
Robert Sarlan(6).................................       24,630         *            24,630           --               --
Mary Ann Zamula(6)...............................       16,420         *            16,420           --               --
Mark Spotts(6)...................................        8,208         *             8,208           --               --
Charles P. Malitz 1993 Irrevocable Trust.........       16,420         *            16,420           --               --


-----------------------

*    Less than 1%


(1) Effective August 1, 2001, we completed our acquisition of 100% of the outstanding common stock of Dresing-Lierman, Inc. of which TheraCom, Inc. is a wholly-owned subsidiary. The selling stockholders received shares of Class A common stock in connection with this acquisition.

(2) We have calculated the percentage of issued and outstanding shares of common stock held by each selling stockholders based on 79,236,680 shares of Class A common stock issued and outstanding as of November 30, 2001.

(3) Prior to our acquisition of Dresing-Lierman, Inc., Mr. Dresing served as Chairman of the Board and CEO of Dresing-Lierman, Inc. and as Director and Chairman of the Board of TheraCom, Inc. Mr. Dresing currently serves as a Vice President of both Dresing-Lierman, Inc. and TheraCom, Inc.

(4) Prior to our acquisition of Dresing-Lierman, Inc., Mr. Hansan served as President and Treasurer of Dresing-Lierman, Inc. and as Director, CEO, President and Treasurer of TheraCom, Inc. Mr. Hansan currently serves as Vice President of both Dresing-Lierman, Inc. and TheraCom, Inc.

(5) Mr. Lierman served as Director and Vice Chairman of Dresing-Lierman, Inc. and TheraCom, Inc. until his resignation on December 15, 1999.

(6)  This individual is employed by TheraCom, Inc.

                              PLAN OF DISTRIBUTION

     The selling stockholders, including their donees, pledgees, transferees or other successors in interest, may effect sales of the Class A common stock directly or indirectly, by or through underwriters, agents or broker-dealers, and the Class A common stock may be sold by one or a combination of several of the following methods:

     o    ordinary brokerage transactions;

     o an underwritten public offering in which one or more underwriters participate;

     o put or call options transactions or hedging transactions relating to the Class A common stock;

     o    short sales;

     o purchases by a broker-dealer as principal and resale by that broker-dealer for its own account;

     o    "block" sale transactions; and

     o    privately negotiated transactions.


     The Class A common stock may be sold at prices and on terms then prevailing in the market, at prices related to the then-current market price of the Class A common stock or at negotiated prices. At the time that a particular offer is made, a prospectus supplement, if required, will be distributed that describes the name or names of underwriters, agents or broker-dealers, any discounts, commissions and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by any selling stockholder and purchasers of the Class A common stock may arrange for other broker-dealers to participate in the sale process. Broker-dealers may receive discounts or commissions from the selling stockholders and the purchasers of the Class A common stock in amounts that will be negotiated prior to the time of the sale. Sales will be made only through broker-dealers properly registered in a subject jurisdiction or in transactions exempt from registration. Any of these underwriters, broker-dealers or agents may perform services for us or our affiliates in the ordinary course of business. We have not been advised that any selling stockholder has any definitive selling arrangement with any underwriter, broker-dealer or agent.


     Selling stockholders also may resell all or a portion of the Class A common stock in open market transactions in reliance upon Rule 144 of the Securities Act, provided that they meet the criteria and conform to the requirements of such rule.

     Any broker or dealer participating in any distribution of Class A common stock in connection with the offering made by this prospectus may be considered to be an "underwriter" within the meaning of the Securities Act of 1933 and may be required to deliver a copy of this prospectus, including a prospectus supplement, if required, to any person who purchases any of the Class A common stock from or through that broker or dealer.

     We have agreed to maintain the effectiveness of this registration statement until the earlier of August 1, 2003 or the sale of all of the shares pursuant to this prospectus. We will not receive any of the proceeds from the sale of the shares offered pursuant to this prospectus. We will bear all expenses incident to the registration of the shares under federal and state securities laws and the sale of the shares hereunder other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on any shares and any commissions and discounts payable to underwriters, agents or dealers shall be paid by the selling stockholders.

     In order to comply with various states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Class A common stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                          DESCRIPTION OF CAPITAL STOCK

     For a description of our Class A common stock, please see the description of our Class A common stock contained in our Registration Statement on Form 8-A/A as filed with the Securities and Exchange Commission on December 14, 2000.

                                  LEGAL MATTERS

     Akin, Gump, Strauss, Hauer & Feld, L.L.P., Dallas, Texas, is passing on the validity of the securities to be offered in this offering.

                                     EXPERTS

     The audited consolidated financial statements and schedules of AdvancePCS and subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of PCS Holding Corporation and Subsidiaries included in our Form 8-K/A dated October 26, 2000, as set forth in their reports, which are incorporated by reference in this prospectus. Such financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     Government Filings. AdvancePCS files proxy statements and annual, quarterly and special reports with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The Securities and Exchange Commission's Washington, D.C. public reference room is located at 450 Fifth Street N.W., Washington, D.C. 20549. You may also call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to you free of charge at the Securities and Exchange Commission's web site at http://www.sec.gov or our web site at http://www.AdvancePCSrx.com.

     Stock Market. Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ADVP." Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     Information Incorporated By Reference. We filed a registration statement on Form S-3 to register with the Securities and Exchange Commission the securities to be offered hereby. As allowed by the rules of the Securities and Exchange Commission, this prospectus does not contain all of the information you can find in a registration statement or the exhibits to the registration statement. The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede previously filed information, including information contained in this document.

     We are incorporating by reference the documents listed below, all filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date we file with the Securities and Exchange Commission the registration statement on Form S-3 of which this prospectus is a part, which such date was September 20, 2001, and before the date such registration statement is declared effective by the Securities and Exchange Commission, and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date and time the Securities and Exchange Commission declares such registration statement effective until this offering has been completed:


     o our Current Report on Form 8-K/A as filed with the Securities and Exchange Commission on January 10, 2002;

     o our Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 10, 2002;

     o our Annual Report on Form 10-K/A as filed with the Securities and Exchange Commission on January 10, 2002;

     o our Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 28, 2001;

     o our Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 14, 2001;

     o our Current Report on Form 8-K as filed with the Securities and Exchange Commission on November 9, 2001;

     o our Definitive Proxy Statement on Schedule 14A as filed with the Securities and Exchange Commission on October 2, 2001;


     o our Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 24, 2001;

     o our Quarterly Report on From 10-Q for the quarter ended June 30, 2001 as filed with the Securities and Exchange Commission on August 14, 2001;


     o our Annual Report on Form 10-K for the fiscal year ended March 31, 2001 as filed with the Securities and Exchange Commission on June 29, 2001 and as amended on July 30, 2001;



     o our Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 16, 2000 and as amended on October 26, 2000 and December 15, 2000; and


     o the description of our Class A common stock, which is contained in our Registration Statement on Form 8-A/A as filed with the Securities and Exchange Commission on December 14, 2000.

     You may request free copies of these filings by writing or telephoning us at the following address:

                                    AdvancePCS
                                    Attn.:  Legal Department
                                    5215 North O'Connor Boulevard
                                    Suite 1600
                                    Irving, Texas  75039
                                    (469) 420-6000

You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the documents.

                                1,131,448 SHARES



                                   ADVANCEPCS


                              CLASS A COMMON STOCK






                         ------------------------------

                                   PROSPECTUS

                         ------------------------------
















                                        , 2002

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 -- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by AdvancePCS in connection with the issuance and distribution of the securities being registered hereby.

                    Securities and Exchange Commission Filing Fee......     $ 9,550
                    Legal Fees and Expenses............................      10,000
                    Accounting Fees and Expenses.......................      10,000
                    Printing and Engraving Expenses....................       5,000
                    Miscellaneous Expenses.............................         450
                                                                            -------
                              Total....................................     $35,000
                                                                            =======

ITEM 15 -- INDEMNIFICATION OF DIRECTORS AND OFFICERS

     AdvancePCS, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law, or DGCL, subject to the procedures and limitations stated therein, to indemnify certain parties. Section 145 of the DGCL provides in part that a corporation shall have the power to indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such Person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such Persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such Person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such Person shall not have been adjudged liable to the corporation. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Section 145 further provides that any indemnification, unless ordered by a court, shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such Person is proper because he has met the applicable standard of conduct. Such determination shall be made, with respect to a Person who is a director or officer at the time of such determination, by: (i) the stockholders; (ii) by a majority vote of the directors who are not parties to such action, suit or proceeding even if less than a quorum; (iii) a committee of directors who are not parties to such action, suit or proceeding designated by majority vote by such disinterested directors even if less than a quorum; or (iv) an independent legal counsel in a written opinion, if there are no such disinterested directors, or if such disinterested directors so direct.

     Section 145 provides further that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a Person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Article IX of the Second Amended and Restated Certificate of Incorporation of AdvancePCS, or certificate, eliminates the personal liability of AdvancePCS's directors to the fullest extent permitted by the DGCL, as amended. The DGCL permits a company's certificate of incorporation to eliminate or limit personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (which addresses director liability for unlawful payment of a dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

     Article X of the certificate provides that AdvancePCS shall indemnify any and all Persons whom it has the power to indemnify under Section 145 of the DGCL to the fullest extent permitted under such section, and such indemnity shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

     The right to indemnification under Article X of the certificate is a contract right which includes, with respect to directors and officers, the right to be paid by AdvancePCS the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to AdvancePCS of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Article X or otherwise.

     Article VIII of the Second Amended and Restated Bylaws of AdvancePCS, or bylaws, provides that AdvancePCS shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of AdvancePCS) by reason of the fact that he is or was a director, officer, employee or agent of Advance PCS, or is or was serving at the request of AdvancePCS as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of AdvancePCS, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, to the fullest extent permitted by the DGCL.

     Article VIII of the bylaws further provides AdvancePCS with authority to purchase and maintain insurance with respect to indemnification on behalf of any Person who is or was a director, officer, employee or agent of AdvancePCS or is or was serving at the request of AdvancePCS as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. AdvancePCS maintains directors' and officers' liability insurance.

ITEM 16 -- EXHIBITS

     The following Exhibits are filed as part of this Registration Statement:

           EXHIBIT
           NUMBER                                DESCRIPTION
           ------                                -----------
            2.1          --  Stock Purchase Agreement dated as of June 18, 2001
                             by and among AdvancePCS and the several selling
                             shareholders named on Schedule I (incorporated by
                             reference to Exhibit 2.1 to our Form 10-Q for the
                             quarterly period ended June 30, 2001 as filed with
                             the Securities and Exchange Commission on August
                             14, 2001).

            2.2          --  Purchase Agreement Amendment dated July 25, 2001 by
                             and among AdvancePCS and the several selling shareholders named on Schedule I (incorporated by reference to Exhibit 2.2 to our Form 10-Q for the quarterly period ended June 30, 2001 as filed with the Securities and Exchange Commission on August
                             14, 2001).

            4.1          --  Second Amended and Restated Certificate of
                             Incorporation of Advance PCS (incorporated by reference to Exhibit 99.1 of AdvancePCS's Current
                             Report on Form 8-K as filed with the Securities and Exchange Commission on December 11, 2000).

            4.2          --  Second Amended and Restated Bylaws of AdvancePCS
                             (incorporated by reference to Exhibit 3.1 of AdvancePCS's Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 16, 2000).

            4.3          --  Form of Class A common stock certificate of
                             AdvancePCS (incorporated by reference to Exhibit
                             4.1 of AdvancePCS's Registration Statement on Form
                             8-A/A as filed with the Securities and Exchange
                             Commission on December 14, 2000).

            5            --  Opinion of Akin, Gump, Strauss, Hauer & Feld,
                             L.L.P. (previously filed)

           23.1          --  Consent of Akin, Gump, Strauss, Hauer & Feld,
                             L.L.P. (included in Exhibit 5).

           23.2*         --  Consent of Arthur Andersen LLP.

           23.3*         --  Consent of Ernst & Young LLP.

           24            --  Power of Attorney (previously filed).

           ----------
           *filed herewith

ITEM 17 -- UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by Section 10
(a) (3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) to include any material information with
respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the AdvancePCS pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of AdvancePCS in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on January 10, 2002.


                                      ADVANCEPCS


                                      By:  /s/ David D. Halbert
                                          -------------------------------------
                                               David D. Halbert
                                           Chairman of the Board and
                                            Chief Executive Officer

                                POWER OF ATTORNEY





         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 10, 2002.




                         SIGNATURE                                             TITLE
                         ---------                                             -----

/s/ David D. Halbert                                      Chairman of the Board and Chief Executive Officer
-----------------------------------------------------     (Principal Executive Officer)
    David D. Halbert

                          *                               Vice Chairman, e-Business & Technology and Director
-----------------------------------------------------
    Jon S. Halbert

                          *                               President and Director
-----------------------------------------------------
    David A. George

                          *                               Executive Vice President, Chief Financial Officer
-----------------------------------------------------     (Principal Financial and Accounting Officer)
    T. Danny Phillips

                          *                               Director
-----------------------------------------------------
    Ramsey A. Frank

                          *                               Director
-----------------------------------------------------
    Stephen L. Green

                          *                               Director
-----------------------------------------------------
    David R. Jessick

                          *                               Director
-----------------------------------------------------
    Paul S. Levy

                          *                               Director
-----------------------------------------------------
    Robert G. Miller

                          *                               Director
-----------------------------------------------------
    Jean Pierre Millon

                          *                               Director
-----------------------------------------------------
    Michael D. Ware



     * By:  /s/ DAVID D. HALBERT
          --------------------------------
            David D. Halbert
            Attorney-in-Fact

                                INDEX TO EXHIBITS


           EXHIBIT
           NUMBER                                DESCRIPTION
           ------                                -----------
            2.1          --  Stock Purchase Agreement dated as of June 18, 2001
                             by and among AdvancePCS and the several selling
                             shareholders named on Schedule I (incorporated by
                             reference to Exhibit 2.1 to our Form 10-Q for the
                             quarterly period ended June 30, 2001 as filed with
                             the Securities and Exchange Commission on August
                             14, 2001).

            2.2          --  Purchase Agreement Amendment dated July 25, 2001 by
                             and among AdvancePCS and the several selling shareholders named on Schedule I (incorporated by reference to Exhibit 2.2 to our Form 10-Q for the quarterly period ended June 30, 2001 as filed with the Securities and Exchange Commission on August
                             14, 2001).

            4.1          --  Second Amended and Restated Certificate of
                             Incorporation of Advance PCS (incorporated by reference to Exhibit 99.1 of AdvancePCS's Current
                             Report on Form 8-K as filed with the Securities and Exchange Commission on December 11, 2000).

            4.2          --  Second Amended and Restated Bylaws of AdvancePCS
                             (incorporated by reference to Exhibit 3.1 of AdvancePCS's Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 16, 2000).

            4.3          --  Form of Class A common stock certificate of
                             AdvancePCS (incorporated by reference to Exhibit
                             4.1 of AdvancePCS's Registration Statement on Form
                             8-A/A as filed with the Securities and Exchange
                             Commission on December 14, 2000).

            5            --  Opinion of Akin, Gump, Strauss, Hauer & Feld,
                             L.L.P. (previously filed)

           23.1          --  Consent of Akin, Gump, Strauss, Hauer & Feld,
                             L.L.P. (included in Exhibit 5).

           23.2*         --  Consent of Arthur Andersen LLP.

           23.3*         --  Consent of Ernst & Young LLP.

           24            --  Power of Attorney (previously filed).

           ----------
           *filed herewith